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                                                                  Exhibit 10.13


                     CLINICAL DEVELOPMENT SERVICES AGREEMENT


         AGREEMENT entered into this 8th day of January, 1996, between Kendle, 441 Vine Street, Suite 700, Cincinnati, Ohio 45202 ("CRO"), and Amgen Inc. ("Amgen"), a Delaware corporation, with an office at 1840 DeHavilland Drive, Thousand Oaks, California 91320-1789.


1.0      Services

1.1 CRO will provide qualified personnel to perform clinical development services as described in CRO's proposal attached hereto and incorporated herein as Exhibit A (the "Services"). The Services shall include but not be limited to data entry and data review according to Amgen's procedures and using data processing equipment supplied by Amgen. The Services will be provided and performed under the terms and conditions of this Agreement.

1.2      CRO will provide personnel at the staffing levels described in Sections
         1.3 and 1.4 below, qualified in specific job categories identified and agreed to by both parties including, but not limited to, Data Coordination and Clinical Data Management functions. CRO and Amgen agree to develop mutually acceptable written job descriptions that define the responsibilities and tasks to be performed by CRO personnel in each job category which descriptions shall be attached to this Agreement as Attachment A. CRO agrees to assign personnel that are qualified according to the job description.

3.3 Amgen agrees that the minimum staffing levels for exempt (not subject to overtime wages) and non-exempt (subject to overtime wages) employees to be provided by CRO during the term of this Agreement will be as follows:

                   Job Category                                   Headcount
                   Data Entry (non-exempt)                             8
                   Clinical Data Associate (exempt)                    6

1.4 Upon written request by Amgen, CRO will add to the minimum contracted staffing levels outlined in Section 1.3 above. Any such incremental staff will be billed at the then current contract rate for the job category. Employees added above the minimum contracted staffing level may be removed from the contract prior to termination of this Agreement upon sixty (60) days prior written notice by Amgen to CRO.

1.5 The assignment of specific CRO personnel to perform Services for Amgen will be confirmed by execution of an Assignment Letter in the form of Exhibit B to this Agreement. Upon execution, each Assignment Letter (collectively referred to as the "Project") will become a part of and be subject to this Agreement.

1.6 One of the Clinical Data Associate staff hired by CRO will be at a senior level of experience as mutually agreed to by Amgen and CRO and will be designated the primary contact with Amgen for the purposes of assigning and scheduling work in their functional area. In addition, this senior level individual will provide supervision, ensure quality, monitor schedules, and provide general oversight

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         according to CRO's policies and procedures. CRO will not bill Amgen for any time spent by this individual performing administrative or other work required by CRO that does not apply to this Agreement.


2.0      Pricing and Payment Terms

2.1 Immediately upon execution of this Agreement, Amgen will pay CRO a pre-payment in the amount of three hundred and ninety-eight thousand six hundred and fifty dollars ($398,650) (the "Pre-Payment"). Included in the Pre-Payment are amounts for reimbursable expenses of fifty seven thousand two hundred and fifty dollars ($57,250) for relocation (fixed at $45,000), property insurance (estimated at $3,750) and recruitment fees for data entry personnel not referred to CRO by Amgen (estimated at $8,000). The balance of the Pre-Payment ($341,400) is to be drawn against monthly service fees for the Services provided by CRO as they become due. CRO will reduce its monthly service fee by fifty percent (50%) until such time that the balance of the Pre-Payment ($341,400) is reduced to a zero balance.

2.2 To the extent that the actual reimbursable expenses for insurance and recruitment of data entry staff differ from the estimates of $3,750 and $8,000 respectively, CRO will adjust the monthly credit accordingly. Any increase in these expenses in excess of fifty percent (50%) of the estimates will require prior written approval from Amgen. The amount for relocation (fixed at $45,000) is a fixed cost and is not subject to the terms of this Section 2.2. Neither party shall be liable to the other for any increase or decrease in the actual cost of relocation.

2.3 Amgen will pay CRO the hourly rates first year of the contract listed below for full-time employees:

         Data Entry (non-exempt)                         $30.00 per hour
         Clinical Data Associates (exempt)               $55.00 per hour

2.4 The hourly rates in Section 2.3 above will increase by three percent (3.0%) in each of the second and third year of the contract; thereafter, hourly rates will be negotiated by the parties.

2.5 Amgen agrees to pay the hourly rate for each CRO employee assigned under this Agreement for all hours worked. Amgen will not be charged for any employee's time associated with absences (vacation, sick leave, family leave, attendance at professional meetings, etc.) or for time spent by an employee undergoing training or performing other work required solely by CRO.

2.6 CRO will ensure that the proper number and. type of CRO employees will be assigned under a given Assignment Letter such that the Services to be performed will meet the specifications and completion date(s) established by Amgen, within CRO's normal business hours. Notwithstanding the foregoing, in the event that the completion of any Services requires CRO staff to work overtime hours CRO agrees to require CRO exempt staff to work overtime hours (beyond eight (8) hours per day) at no additional cost to Amgen. In the event that CRO non-exempt staff work overtime hours as defined under applicable state and federal law, CRO will invoice Amgen for overtime at the hourly rate stated

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         for non-exempt employees stated in Section 2.3 plus one half of the employee's hourly wage which may vary depending upon the non-exempt employee providing the Services, plus ten percent (10%) of said one half of said employee's hourly wage for CRO profit. For example, if the employee's hourly wage is $12.00/hr, then the overtime billing rate will be equal to $30+$6+(6x.10) or $36.60.

2.7 All fees for CRO personnel performing monthly Services under this Agreement will be paid monthly in arrears according to Amgen's standard procedures and based upon a summary report including time sheets submitted by CRO personnel. Amgen agrees to pay for such Services within thirty (30) days of receipt of the summary report.

3.0      Hiring, Training, and Replacement of Staff

3.1 Except to the extent stated in Sections 2.1 and 3.3, CRO will recruit and hire train supervise direct discipline, and if necessary, discharge all CRO employees at CRO's own expense. CRO will interview prospective employees for technical competencies and other qualifications according to the agreed upon job descriptions. Amgen shall also have the right to interview and evaluate such prospective employees. Amgen agrees to provide feedback to CRO and approve candidates promptly in order to facilitate the hiring process. The final decision regarding employment will be made by CRO, however, CRO will not hire any individuals that Amgen determines to be unacceptable during the interview process.

3.2 CRO will perform background investigations confirming basic information contained in the employee's job application, including, but not limited to, confirming the employee's full name and address, previous employment references, educational background, a criminal background check and personal references. Such background investigations must always include personal contact with previous employers, educational institutions and personal references and inquiries about dates of employment, positions held, last salary, disciplinary records, reliability, honesty and any instances of insubordination or a tendency toward violence or other harmful or threatening activity. All such communications will be documented regardless of whether the reference contacted is willing to provide information. Included in the background investigation will be a Department of Motor Vehicle (DMV) records check, for CRO's personnel who will be driving Amgen's vehicles. CRO agrees to continue this background investigation policy and will, in accordance with applicable state and federal laws, obtain and issue any necessary notices and consents for the resulting release and disclosure of information, for any of its employees providing Services for or at Amgen. CRO assumes full responsibility for conducting appropriate background investigations, and for the manner in which they are conducted, with an understanding of Amgen's obligation to maintain a safe workplace, with qualified, honest, trustworthy, reliable and non-violent workers who do not pose a risk of serious harm to others in the workplace.

3.3 Initially, Amgen will train two (2) CRO clinical data associates and two (2) CRO clinical data entry employees assigned under this Agreement in the standard Amgen policies and operating procedures required to perform the anticipated Services, including product-specific training, systems and software training, and SOPs. Subsequently, CRO will provide this training to its employees performing Services for Amgen

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3.4      Upon written notice from Amgen that any CRO employee is not performing
         Services in a satisfactory manner or is otherwise objectionable, CRO will, immediately terminate that employee from working on the Project and will immediately replace the employee with another qualified employee.

3.5 CRO will at all times maintain the minimum staffing levels as described in Section 1.3 above. If necessary to maintain the minimum staffing levels, CRO at its own expense, will provide qualified employees from its other offices.

4.0      Term and Termination

4.1 The term of this Agreement will begin on the date first above written and will continue for a period of three (3) years unless terminated in accordance with this Section 4.

4.2 Notwithstanding anything to the contrary stated in this Agreement, Amgen may terminate this Agreement in whole or in part without cause upon forty-five (45) days written notice. If Amgen terminates this entire Agreement without cause within three (3) months from the date of execution, Amgen shall pay CRO one hundred percent (100%) of CRO's reasonable costs associated with closing down the Project. If Amgen terminates this entire Agreement without cause between three (3) and six (6) months from the date of execution, Amgen shall pay CRO seventy-five percent (75%) of CRO's reasonable costs associated with closing down the Project. If Amgen terminates this entire Agreement without cause between six (6) and twelve (12) months from the date of execution, Amgen shall pay CRO fifty percent (50%) of CRO's reasonable costs associated with closing down the Project. All such costs will be itemized by CRO and submitted in writing to Amgen. If Amgen terminates this entire Agreement without cause after twelve (12) months from the date of execution, CRO will be solely liable for CRO's costs associated with closing down the Project.

4.3 Any payments owed by Amgen to CRO under Section 4.2 above shall be credited against the Pre-Payment and any amounts of the Pre-Payment that are thereafter remaining shall be promptly refunded to Amgen.

4.4 Either party may by notice to the other party terminate this Agreement for cause, without liability to the other party, if the other party commits a material breach of this Agreement and fails to diligently initiate a cure of such breach within thirty (30) days after receipt of notice of breach. Termination under this paragraph 4.4 will be without prejudice to any other rights or remedies the terminating party may have on account of such breach.

5.0      Warranty

5.1 CRO warrants that the services will be performed in a competent manner by qualified personnel in accordance with the standard of care usually and reasonably expected in the performance of such services.

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5.2      CRO and Amgen will develop mutually agreeable measures of performance for the Services performed by CRO that are similar to the performance measures used by Amgen to assess its in-house employees performing similar Services. CRO agrees to maintain a. minimum level of performance under these measures.

5.3 CRO will use reasonable efforts to promptly correct any failure to meet this warranty or failure to obtain the minimum performance standards agreed to by the parties, provided Amgen reports the failure to CRO within a reasonable time after the date of the failure and makes available adequate information concerning the failure. If CRO is unable by using reasonable efforts to correct the failure within a reasonable period of time, Amgen's sole remedy for breach of warranty under this Agreement, refund the lesser of (a) all amounts paid by Amgen for the failed services or (b) such equitable portion thereof as shall represent the reduction in value of the services due to the failure.

5.4      NO OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY,
         INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF
         MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
         WILL APPLY.

6.0      Computing Equipment and Facilities

6.1 CRO will, at its own expense, provide office facilities for its employees assigned to Amgen. CRO office space will have controlled access and a secure (locked) room for network computing and communications equipment.

6.2 Amgen will provide, at its own expense, all necessary data processing equipment for operating Amgen systems at the CRO facility and for communicating with Amgen facilities. Such equipment will be listed in Schedule A of this Agreement and may include terminals, computers, network processors, and any other associated hardware or software, as well as the cost of any phone or other communications lines required by Amgen to connect with the CRO facility ("Equipment"). Amgen will be responsible for the configuration, installation, and maintenance of all such Equipment located at the CRO facility. Amgen shall have the right to enter upon CRO's premises to inspect or provide maintenance to the Equipment at any time upon reasonable notice or during CRO's normal business hours. CRO will upon receipt of the Equipment, promptly affix and keep the same affixed upon a prominent place on the Equipment, labels, plates or other markings stating that the Equipment is owned by Amgen. CRO will protect at its sole cost and expense Amgen's ownership and title in and to the Equipment against claims, liens and other encumbrances arising from this Agreement or by CRO's creditors. CRO will provide and maintain at its sole expense property insurance on the Equipment for the full replacement value of the Equipment. CRO hereby assumes and shall bear the entire risk of loss, that destruction, damage, condemnation or any other casualty, whether or not insured against, of the Equipment from the causes whatsoever and from the Equipment is delivered to CRO premises. CRO assumes all risks from use, operation and storage of the Equipment and from damages and injuries incident thereto.

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6.3.     Amgen will allow CRO to use its Equipment for assessing and operating
         CRO internal computer systems, provided that such use does not in any way adversely impact any operation of Amgen systems. CRO will not use Amgen's Equipment for performing work for any CRO client other than Amgen.

6.4. CRO will assign a primary contract to interface with the Amgen equipment that it supports in its data management systems. Amgen will maintain the individual system and coordinate in the use of other data management equipment and software and in problem resolution as a primary effective communication with Amgen's support.

6.5. Amgen is responsible for licensing all software that it receives to be installed for the equipment located at or issued by the CRO facility for the purpose of this Agreement, including all licensing and maintenance fees.

6.6. Upon termination of the Agreement, CRO will allow Amgen reasonable time and access to the facilities for the purpose of inspecting and removing the Amgen-owned Equipment and software as listed in Schedule A of this Agreement.

7.0.     Solicitation of Employees

7.1. During the term of the Agreement, and for a period of six months thereafter, neither party will directly solicit the services of any employee of the other involved in performance of this Agreement. This restriction will extend to former Amgen and CRO employees for a period of six months after the start of the employment of the other party; however, the parties agree that this Section 7.1 will not approve the individuals listed on Exhibit B attached hereto and incorporated herein.

8.0.     Confidential Information

         During the term of this Agreement and for a period of five years after termination of the Agreement, CRO shall not disclose or use for any purpose other than performance of the Services, any and all trade secrets, know-how, privileged records, or other confidential or proprietary information and data, both technical and nontechnical (collectively "Information"), disclosed to CRO by Amgen or obtained or developed by CRO pursuant to CRO's providing Services under this Agreement. The obligation of non-disclosure shall not apply to the following:

         (1) Information at or after such time that it is or becomes publicly available through no fault of CRO;

         (2) Information that is already independently known to CRO as evidenced by CRO's prior written records;

         (3) Information at or after such time that it is disclosed to CRO on a non-confidential basis by a
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               third party with the legal right to do so; or

         (4) Information developed by CRO without the use of Amgen's Information as evidenced by CRO's written records.

9.0      Exclusions and Limitations of Liability; Exclusive Remedies

9.1 AS A MATERIAL CONDITION OF RECEIVING CRO'S SERVICES AT THE RATES SPECIFIED IN SECTION 2.3 ABOVE, AND IN REGARD TO ANY AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED UPON NEGLIGENCE, BREACH OF CONTRACT OR WARRANTY, FAILURE OF A REMEDY TO ACCOMPLISH ITS ESSENTIAL PURPOSE OR OTHERWISE, THE PARTIES AGREE THAT:

         (A) THE LIABILITY OF AMGEN OR CRO WITH RESPECT TO BREACH OF ANY ASSIGNMENT LETTER WILL NOT EXCEED, IN THE AGGREGATE, THE AMOUNTS PAID TO CRO BY AMGEN PURSUANT TO THE ASSIGNMENT LETTER;

         (B) NEITHER AMGEN OR CRO WILL BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (EVEN IF AMGEN OR CRO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR SAVINGS, LOSS OF USE OF SERVICES, COST OF CAPITAL, COST OF SUBSTITUTE SERVICES, OR DAMAGES AND EXPENSES ARISING OUT OF THIRD PARTY CLAIMS.

         (C) THE REMEDIES SPECIFIED IN THIS AGREEMENT ARE EXCLUSIVE.

10.0     Excusable Delays

10.1 Neither party will be liable to the other party by reason of any failure in performance of this Agreement if the failure arises out of acts of God, acts of the other party, acts of governmental authority, fires, strikes, delays in transportation, riots or wars, or any cause beyond the reasonable control of that party. If any such event delays performance, the time allowed for such performance will be appropriately extended. Notwithstanding anything to the contrary, if the failure in performance of one party continues for more than thirty
         (30) days, then the other party may terminate this Agreement without any liability to the non-performing party.

11.0     Notices

11.1 Any notice or report required under this Agreement will be given in writing by personal delivery or by mail directed to the address of the party given below or to such other address as may be substituted by notice to the other party. All notices will be effective upon receipt.
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         To CRO:           441 Vine Street
                           Suite 700
                           Cincinnati, Ohio 45202
                           Attn: Chris Bergen


         To AMGEN:         1840 DeHavilland Drive
                           Thousand Oaks, CA 91320
                           Attn: Ken Buchholz

12.0     General Provisions

12.1 CRO may not assign this Agreement without the prior written consent of Amgen provided, however, that either party may assign this Agreement without consent to a successor in interest to substantially all of the business of that party to which the subject matter of this Agreement relates.

12.2 If any part or parts of this Agreement are held to be invalid, the remaining parts of the Agreement will continue to be valid and enforceable.

12.3 This Agreement will be governed by the law of the state of California. The parties hereto agree to submit to the jurisdiction of the courts of the state of California in the county of Ventura.

12.4 The headings of this Agreement are for reference purposes only; they will not affect the meaning or construction of the terms of this Agreement.

12.5 The provisions of this Agreement are for the sole benefit of the parties, and not for the benefit of any other persons or legal entities.

12.6 While on Amgen's premises in connection with the performance of this Agreement, CRO personnel will comply with the same rules of conduct as apply to Amgen's own personnel at that location of which CRO is given notice. On notice from Amgen, CRO will remove immediately any of its personnel assigned to perform work under this Agreement who do not meet this condition.

12.7 CRO together with each of its employees, agents and subcontractors agree to execute as necessary a Confidential Disclosure and Information Security Agreement attached hereto as Attachment B.

12.8 CRO will not use the name of Amgen nor disclose the existence and/or terms of this Agreement in any press release, publicity, advertising or for any other purpose without the prior written approval by an authorized representative from Amgen's Corporate Communication and Law departments.

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12.9     CRO agrees that at no time will CRO purchase or sell Amgen securities based on Confidential Information or information not known to the general public. CRO will use its best efforts to ensure compliance by CRO's directors, officers, employees, agents and representatives with this Section 12.9.

12.10 CRO agrees that, to the extent applicable, this Agreement shall be performed in full compliance with all applicable equal opportunity requirements including, but not limited to, the requirements of Title VII of the Civil Rights Act of 1964; the provisions of Executive Order No.11246, as amended, and the provisions of the equal employment opportunity clause set out in such Order, which clause is incorporated herein by reference; the provisions of Chapter 60 of Title 41 of the Code of Federal Regulations, which provisions, including any future amendments thereof, are incorporated herein by reference and made a part hereof; the Vietnam Era Veterans Readjustment Assistance Act of 1974 relating to the employment of veterans; the Rehabilitation Act of 1973 relating to the employment of handicapped persons; Executive Order No. 11141 prohibiting discrimination on the basis of age; and all amendments thereof and all applicable regulations, rules and orders issued thereunder.

12.11 CRO represents that it is engaged in an independent business and will perform its obligations under this Agreement as an independent contractor and not as the agent or employee of Amgen; that the persons performing Services hereunder are not agents or employees of Amgen; that CRO has and hereby retains the right to exercise full control of and supervision over the performance of CRO's obligations hereunder and full control over the employment, direction, compensation and discharge of all employees assisting in the performance of such obligations; that CRO as an independent contractor is an employer subject to all applicable unemployment compensation statutes, occupational safety and health statutes or similar statutes; that CRO will be solely responsible for all matters relating to payment of such employees, including compliance with worker's compensation, unemployment, disability insurance, social security, withholding and other federal, state and local laws, rules and regulations governing such matters so as to relieve Amgen of any responsibility or liability for treating CRO's employees as employees of Amgen for the purpose of their safety or of keeping records, making reports or payment of any payroll taxes or contribution; that CRO agrees to indemnify and hold Amgen harmless and reimburse Amgen for any expense or liability incurred under said statutes in connection with employees of CRO, including a sum equal to any unemployment benefits paid to those who were CRO's employees, where such benefit payments are charged to Amgen under any merit plan or to Amgen's reserve account pursuant to any statute and that CRO will be responsible for CRO's own acts and those of CRO's agents, employees and contractors during the performance of CRO's obligations under this Agreement.

12.12 CRO shall maintain all records and accounts pertaining to the Services performed for a period of at least two (2) years after final payment. Amgen shall have the right to audit, copy and inspect said records and accounts at all reasonable times during the course of the Services and for the above two (2) year period for the purpose of verifying costs incurred.
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12.13    This Agreement shall not create any partnership or joint venture between the parties. Nothing contained in this Agreement shall constitute either party as the agent or legal representative of the other for any purpose. No provision of this Agreement grants either party any express or implied right of authority to assume or create any obligation or responsibility on behalf of or in the name of the other party, or to bind the other party in any manner whatsoever.

12.14 This Agreement (including all applicable Assignment Letters) contains the complete and exclusive understanding of the parties with respect to the matters contained herein. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by a duly authorized representative of the party to be bound. Neither the course of conduct between the parties nor trade usage will act to modify of alter the provisions of this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by proper persons thereunto duly authorized.


KENDLE                                      AMGEN, INC.


By: /s/ Christopher Bergen                 By: /s/ M.R. Downing
   -------------------------                   -------------------------------

Title: President                           Title: Sr. Director
   -------------------------                   -------------------------------

Date: 1/31/96                              Date: Jan. 17, 1996
   -------------------------                   -------------------------------